Exhibit 10.19

EXECUTION VERSION

December 11, 2012

Dear Jason:

This letter outlines the details of your employment with Valeant Pharmaceuticals International, Inc. or its applicable subsidiary (the “Company”), and your Company assignment. This offer is contingent upon: 1) the closing (the “Closing”) of the pending merger transaction (the “Merger”) involving Medicis Pharmaceutical Corporation (“Medicis”) and the Company, and 2) your continued employment with Medicis now through the Closing, and the offer shall be null and void if those conditions are not met.

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Title: Effective immediately following the Merger, you will be appointed to the position of Executive Vice President - Company Group Chairman; you will be a member of the Company’s senior-most executive committee and shall report directly and exclusively to the Chief Executive Officer.

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Duties & Responsibilities: You shall have the following duties and responsibilities: Oversee the Company’s Research and Development and certain United States and International Businesses. You shall be permitted to continue to serve on the Board of Directors of NextHealth Care Inc., provided that you shall be subject to the Company’s policies with respect to conflicts of interest.

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Office Location: Your principal place of employment will be the Company’s corporate headquarters in New Jersey, it being agreed that you shall relocate to the New Jersey area within nine months after the Closing. During the nine month period following the Closing, the Company will provide you temporary lodging arrangements reasonably satisfactory to you and shall pay, on an after-tax basis, for weekly commuting costs from Arizona to New Jersey. The Company shall reimburse the reasonable costs associated with your relocation to New Jersey in accordance with the Company’s relocation policy (including any modifications to such policy as agreed to between the policies). Notwithstanding the nine month deadline set forth above, if, after your reasonable diligent good faith efforts, you are unable to place your children in private schools reasonably satisfactory to you within such nine month period, you and the Company shall discuss in good faith an extension of the date by which you are required to relocate to New Jersey.

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Base Salary: Effective immediately following the Merger, your base salary will be $650,000 annualized paid semi-monthly. You will also be eligible for an additional merit-based increase in your base salary in the Company’s regular 2013 compensation review process.

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Annual Incentive: You will participate in the Company's management bonus plan. Effective as of January 1, 2013, your target bonus will be 80% (the “Target Bonus”), with the potential of 160%, of your base salary. This plan, and therefore your participation, is

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subject to change at the discretion of the Board of Directors. Bonuses are payable at the time bonuses for other similarly-situated senior executives at the Company are paid. Your eligibility for any bonus payment shall be subject to the same conditions of other similarly-situated senior executives at the Company.

•	Equity Awards: The Talent and Compensation Committee of the Company's Board of Directors (the “Committee”) has approved the following equity awards, valued at approximately $4,000,000:

1)
84,500 Stock Options with an exercise price equal to the closing price of Company common stock on the date of grant, which vest 25% on each of the 4 anniversaries following the date of grant and have a ten year maximum term. The other terms and conditions of this award are set forth substantially in the form of Exhibit A.

2)
36,300 Performance Stock Units (PSUs), which vest between 0-300%, based on meeting certain Company performance criteria based on shareholder return, as measured approximately three years from the grant date. The triggers for 1x, 2x and 3x vesting shall be based on attaining a 10%, 20% and 30% 3-year Compound Annual Growth Rate respectively, with measurements governed by the award agreement. The other terms and conditions of this award are set forth substantially in the form of Exhibit A.

3)
These equity awards are contingent upon your acceptance of the offer and will be made pursuant to the terms of the Company's 2011 Omnibus Incentive Plan and subject to applicable grant agreements. The vesting of these equity awards shall be subject to the occurrence of the Release Effective Date (as defined below). The grant date for the equity awards set forth above shall be on the date the Closing occurs, provided that if such date is during a trading blackout period under the Company’s Blackout Policy, the grant date shall be the first trading day after the trading blackout is no longer in effect.

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Currently Existing Arrangements. On the Closing and subject to the occurrence of the Release Effective Date, you shall be paid $3,133,721 in full satisfaction of the obligations of Medicis and its successors under the Amended and Restated Employment Agreement dated December 22, 2008, as amended (the “Employment Agreement”) by and between you and Medicis. Notwithstanding anything to the contrary, for the sake of clarity, you shall remain entitled to your vested rights under the Medicis Supplemental Executive Retirement Plan, the rights to cash in lieu of first quarter 2013 equity awards in accordance with Section 6.1(a)(iv) of the Medicis disclosure schedule to the Merger agreement, the rights to 2012 cash performance bonuses in accordance with Sections 6.1(a)(xvii) and 6.9(a) of the Medicis disclosure schedule to the Merger agreement and the rights to treatment of your stock options and restricted stock awards in accordance with Section 4.3 of the Merger agreement. You will not accrue additional benefits under the Company’s Supplemental Executive Retirement after Closing, it being understood and agreed that this will in no way limit your existing right to payments thereunder. To the extent that the payment received by you pursuant to this paragraph or any other payment or benefit received or to be received by you will be subject to the excise tax imposed by Section 4999 of the

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Internal Revenue Code, as amended (the “Code”) as a result of the Merger (the “Total Payments”), the Company will pay to you, within thirty (30) days of any payments giving rise to the excise tax, an additional amount (the “gross-up payment”) such that the net amount retained by you, after deduction of any excise tax on the Total Payments and any federal, state and local income and employment tax and excise tax on the gross-up payment provided for by this paragraph, will equal the Total Payments. For purposes of determining the amount of the gross-up payment, you will be deemed to pay federal, state and local income taxes at your actual marginal rates of federal, state and local income taxation in the calendar year that the payment or benefit to which the excise tax relates is to be made or provided, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes. For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Medicis’ independent auditors prior to the Closing and acceptable to you, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by Medicis’ independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, you will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payments, the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest and penalties payable with respect to such excess) when such excess is finally determined. The gross-up payment and any payment of any income or other taxes to be paid by the Company under this paragraph shall be made not later than the end of your taxable year next following your taxable year in which you remit the related taxes. Medicis and Valeant will report taxable income and make tax filings consistent with the calculations prepared by 280G Solutions and you will not object to the positions included therein. For the avoidance of doubt, the obligation of the Company to make a gross-up payment shall not extend to any payment described in the paragraph below entitled Severance Benefits, to the Equity Awards described above or to any other benefits and compensation payable to you in respect of your services to the Company, other than those specifically identified in the second sentence of this paragraph.

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Notwithstanding anything herein to the contrary, the vesting of the equity awards described above and the obligations of the Company to make the payments described in the preceding paragraph shall be subject to your execution within the twenty one (21) day period immediately following the date upon which the Closing occurs of the release attached hereto as Exhibit B and your failure to revoke such release within the seven (7) day period following your execution of the release. The date upon which your right to

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revoke the release lapses without you having revoked the release shall be the “Release Effective Date” for purposes hereof.

•	Other Benefits. You shall be entitled to vacation pursuant to the Company’s vacation policy applicable to similarly situated employees.

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Share Ownership Commitment. You also agree to comply with any share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

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Matching Grants for Share Purchases. In connection with such share ownership, you shall also be eligible to receive matching share units under the Company's matching share unit program in accordance with its terms as applied for similarly situated executives of the Company.

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Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the compensation and benefits provided in this letter, as may be applicable. For purposes of this letter, “Good Reason” shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received a Notice of Termination. “Notice of Termination” means a written notice provided by you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason.

(i)    Diminution of Responsibility. (A) any material reduction in your duties or responsibilities as in effect immediately prior thereto, (B) removal of you from the position of Executive Vice President. For the avoidance of doubt, the term “Diminution of Responsibility” shall not include (W) any change in your duties and responsibilities from those in effect with Medicis prior to the Closing, (X) any such removal resulting from a promotion, your death or Disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason, (Y) the reduction of or change in any particular duties or responsibilities provided you are given other duties or responsibilities such that your overall duties and responsibilities remain substantially comparable to your overall duties and responsibilities prior to the reduction or change or (Z) any change with respect to the person or persons to whom you report any change with respect to the person or persons to whom you report provided that you continue to report to the person who is the Chief Executive Officer;
(ii)    Compensation Reduction. Any reduction in your base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly-situated senior executives at the Company; or

(iii)	Company Breach. Any other material breach of any provision of this letter.

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•	Change in Control. For purposes of this letter, a “Change in Control” shall mean any of the following events:

(i)    the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities;

(ii)    the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this letter, be considered as a member of the Incumbent Board; or

(iii)    the closing of:

1. a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

2. a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this letter agreement, solely because fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. For the avoidance of doubt, the Merger shall not be deemed to be a Change in Control.

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Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, subject to the payment by the Company to you of the applicable compensation and benefits provided pursuant to this letter agreement. For purposes of this letter agreement, “Disability” shall have the meaning assigned to such term in the 2011 Omnibus Incentive Plan.

Cause. The Company may terminate your employment for “Cause”, subject to the payment by the Company to you of the applicable compensation and benefits provided in this letter agreement. “Cause” shall mean, for purposes of this letter, “cause” as defined

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by applicable common law and (1) conviction of any felony or indictable offense (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and a reasonable opportunity for cure; or (5) a material violation by you of any material covenants to the Company. No action or inaction shall be, or be deemed to be, willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction of and the impact upon the Company taken as a whole. The Company may suspend you, with pay, upon your indictment for the commission of a felony or indictable offense as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

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Employee and Executive Benefits. You will be eligible to participate in the employee benefit plans and programs generally made available to similarly situated employees of the Company on the terms and conditions applicable generally to all employees. In addition, the Company shall reimburse you for incremental taxes incurred by you outside of the United States because of any services you provide to the Company outside of the United States or any business that the Company conducts outside of the United States, if such incremental amount during any tax year exceeds 1% or more of your average base salary for such tax year.  You shall be required to participate in any tax equalization program the Company may have in effect from time to time in order to qualify for the benefit described in the preceding sentence.

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Reimbursement of Certain Expenses. The Company will continue to be responsible for any legal fees and costs incurred up to and through the date hereof with respect to any legal representation provided to you in accordance with resolutions adopted by the Medicis Compensation Committee prior to the date hereof. In addition, the Company shall reimburse you for reasonable legal fees incurred by you in connection with enforcement of your right to receive the cash payment and the excise tax gross-up payment identified, in each case, in the paragraph entitled “Currently Existing Arrangements.”

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Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which you otherwise may become entitled under this letter, in order to assure that such reimbursements (and in-kind benefits) do not create a deferred compensation arrangement subject to Section 409A of the Code (“Section 409A”):

(i)
The amount of reimbursements (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(ii)	Each reimbursement to which you become entitled shall be made by the Company as soon as administratively practicable following your submission of the supporting

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documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii)	Your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

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At-Will Employment. Your employment with the Company is “at will”. This means that you or the Company have the option, subject to the terms of this Agreement (which cannot be amended or varied without your written consent, to terminate your employment at any time, with or without advance notice, and with or without Cause or with or without Good Reason. This offer of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Chief Executive Officer.

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Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:

(i)
The Company will pay you a cash lump sum amount equal to the sum of (A) your annual salary as of the Termination Date, plus (B) your annual Target Bonus as of the Termination Date, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall instead pay you an amount equal to two times the sum of (A) your annual salary as of the Termination Date, plus (B) your annual Target Bonus as of the Termination Date. The “Termination Date” shall be the date specified as the effective date of the termination of your employment in any notice of termination of employment provided by the Company to you or accepted by the Company in the event of your giving notice of the termination of your employment.

(ii)
The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target” and (B) a fraction (i) the numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this bullet shall be paid in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

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(iii)
The Company will provide you with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the Termination Date for 12 months following such termination on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination.

(iv)
The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the Termination Date or (ii) the date that you secure full time employment.

Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits referenced or set forth in this letter and shall have no obligations to you in respect of the termination of your employment save and except for obligations that are expressly established by applicable employment standards legislation unless you execute and deliver, within 60 days of the date of your termination, and do not revoke, a general release in the form attached as Exhibit C that the Company shall provide you and any revocation period set forth in the release has lapsed. Subject to compliance with Section 409A, the Company shall pay all cash severance benefits due within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

It is understood that, during your employment by the Company, you will not engage in any activities that constitute a conflict of interest with the interests of the Company, as outlined in the Company's conflict of interest policies for employees and executives in effect from time to time.

You shall not be required to mitigate damages as a result of your termination of employment and the benefits provided hereunder shall not be reduced or offset by any compensation you earn subsequent to your termination of employment.

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Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of the Company or any of its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity.

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You agree that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations. For purposes of this paragraph, an “affiliate” shall mean any direct or indirect subsidiary of the Company or any joint venture or collaboration in which any such entity or the Company participates.

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Remedies for Breach of Obligations Under the Restrictive Covenant Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the paragraph captioned “Covenant Not to Solicit” above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraph shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraph captioned “Covenant Not to Solicit” above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company's (or its affiliate's) election, in any other state or jurisdiction in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law..

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Non-Disparagement. During your employment and thereafter, you and the Company agree to not disparage or in any other way communicate to any person or entity any negative information or opinion concerning each other, or in the case of your obligations hereunder, the Company's parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, of any of them. This provision shall not prohibit you or the Company from making any statements or taking any actions required by law, or reporting any actions or inactions you or the Company believes to be unlawful. This provision shall not be interpreted to require or encourage you or the Company to make any misrepresentations.

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Indemnification. You shall be indemnified by the Company as provided by its by-laws or, if applicable, pursuant to an indemnification agreement with the Company if such agreements are provided to similarly-situated executives.

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Section 409A. The parties intend for the payments and benefits under this letter to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your Termination Date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.

•	Withholding Taxes. All payments to you or your beneficiary under this letter agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

You acknowledge that you have, reviewed, agreed, signed and returned the Company’s customary on-boarding documentation.

Policies of the Company will govern any other matter not specifically covered by this letter. Except as specifically described in the following sentence, the terms of this letter constitute the entire agreement between the Company and you with respect to the subject matter hereof, superseding all prior agreements and negotiations This letter is governed by the laws of the State of New Jersey. All currency amounts set forth in the letter agreement refer to U.S. dollars.

This letter and the documents referenced herein are the full, complete and exclusive agreement between you and the Company regarding all of the subjects covered by this letter, and supersede in their entirety any other written or verbal agreement between you and the Company or Medicis, including the Employment Agreement.

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As confirmation of acceptance of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records.
Sincerely,
Valeant Pharmaceuticals International, Inc.
By:        /s/ Brian Stolz
Brian Stolz
EVP, Administration & Chief Human Capital Officer

/s/ Jason Hanson
Jason Hanson